Exhibit 99
                                                              PR NEWSWIRE

                     NORTH EUROPEAN OIL ROYALTY TRUST ANNOUNCES
                RESULTS OF ANNUAL MEETING AND FIRST QUARTER EARNINGS



Red Bank, N.J. February 11, 2004 -- North European Oil Royalty Trust (NYSE-NRT) reported that at the Annual Meeting of Unit Owners held today, the currently serving Trustees John H. Van Kirk, Robert P. Adelman,
Samuel M. Eisenstat, Willard B. Taylor and Rosalie J. Wolf were re-elected to serve as Trustees.

     Earnings for the first three months of fiscal 2004 were also reported at the Annual Meeting, as indicated below with a comparison to earnings from the prior year's equivalent quarter:

                               Three Months Ended       Three Months Ended

                                     1/31/04                  1/31/03
                                     -------                  -------

German Royalties Received          $ 4,360,730              $ 4,766,564

Net Income                           4,134,113                4,520,367


Net Income Per Unit                   46 cents                 51 cents


     The Trust reported a net income of 46 cents per unit for the first quarter of fiscal 2004. The combined impact of lower gas sales and lower prices for gas sold under both the higher and lower royalty rate agreements was only partially offset by the significantly higher exchange rates that
applied to the royalty transfers from Germany.   Prices for gas sold from
both the higher and lower royalty rate areas of the Oldenburg concession declined by 12.2% from 1.3487 Eurocents/Kwh ("Ecents/Kwh") to 1.1836 Ecents/Kwh and 7.6% from 1.3119 Ecents/Kwh to 1.2120 Ecents/Kwh, respectively in comparison to the prior year's equivalent period. When converted into more familiar terms using the applicable exchange rates, the average gas prices for gas sold under both the higher and lower royalty rate agreements was $4.18/Mcf. Gas sales from the higher royalty rate area of western Oldenburg declined by 12.9% to 18.16 billion cubic feet ("Bcf") compared to the first quarter of fiscal 2003. Overall gas sales covered under the lower royalty rate agreement declined by 13.1% to 46.59 Bcf compared to the first quarter of fiscal 2003. Based on the transfer of royalties during the quarter, the average value for the Euro increased by 18.1% from a dollar equivalent of 1.0385 for the first quarter of fiscal 2003 to 1.2269 for the quarter just ended.

     The distribution of 46 cents per unit previously declared will be paid February 25, 2004 to owners of record on February 13, 2004.

     For further information contact John H. Van Kirk, Managing Trustee or John R. Van Kirk, Managing Director, at (732) 741-4008 or via e-mail at NEORT@AOL.Com.